EXHIBIT 23.2

Intrepid Technology & Resources, Inc.
September 18, 2006

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under “Legal Matters” in the Prospectus forming a party of such Registration Statement.

Very truly yours,

Moffatt, Thomas, Barrett, Rock
& Fields, Chartered

/s/ John S. Simko
John S. Simko